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                                                                    EXHIBIT 2.11

                             [LETTERHEAD OF COFIRI]


                                                           22nd December 1997



To:
Ansaldo Signal N.V.
Strawinskylaan 3051
1077 ZX Amsterdam
The Netherlands

Dear Sirs,

We are pleased to confirm that we are prepared to place the following facility at your disposal on the terms and conditions contained herein.

1)       Lender

         Compagnia Finanziamenti e Rifinanziamenti - Cofiri SpA- Amsterdam
         Branch.

2)       Borrower

         Ansaldo Signal N.V.

3)       Amount

         The principal amount outstanding hereunder shall be USD 30,000,000 (the "Facility Amount")

4)       Drawings

         Upon the satisfaction of conditions contained in article 8) of this Agreement, the facility may be drawn down in one or more instalments (the "Advances"), by you giving us not less than two business days notice prior to the date on which the Advance is to be made (in this Facility Agreement, business day shall mean a day on which the London and New York financial markets are open for business and additionally, when a payment is to be effected, the banks in Amsterdam and in the centre where such payment is to be made are also open for business). The notice of drawing shall be confirmed immediately by telex and shall specify the amount of such Advance (not less than USD 10,000,000) and the first interest period selected, which may be of one, two, or three months and precise disposal instructions in respect thereof.

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5)       Interest and interest period

         Each Advance shall have successive interest periods. Each interest period for each Advance will commence on its Drawdown Date or on the expiry of the preceding interest period relative thereto. The Borrowers may select the duration of each interest period which may be of one, two, or three months, with three working days prior written notice. If the Borrower fails to select a duration for any interest period, such interest period shall be of one month. No interest period shall expire after June 30th, 1998. Interest will be calculated on each interest period at a rate per annum determined by the Lender to be the aggregate of (i) the margin of 1,00 per cent annum and (ii) the offered rate in the London Interbank Market (LIBOR) (rounded off to the fifth decimal, if necessary) for deposits in USD, for a duration equal to the length of the relevant interest period selected, at or about 11.00 a.m. (London time) on the second business day before the beginning of such interest period, as displayed on page "FRBD" on the Reuters Service (or such other page as may replace page "FRBD" on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlements Rates for deposits in USD). Forthwith upon the determination by the Lender of the rate of interest applicable to any Interest Period the Lender shall notify the Borrower thereof and the certificate of the Lender as to the rate of interest applicable to any Interest Period shall be conclusive in the absence of manifest error. Interest will be payable, without deduction of any nature, at the end of each interest period.

         Interest will accrue on the actual number of days elapsed and shall be calculated on the basis of a year of 360 days.

         If any interest payment date would otherwise fall on a day which is not a business day in New York City, London or Amsterdam it shall be postponed to the next day which is a business day in New York City, London and Amsterdam.

6)       Payments

         All payments shall be made without set-off or counterclaim and free of and without deduction for any taxes, levies, imposts, duties, charges, fees, withholdings, restrictions or conditions of any nature. If at any time any applicable law, regulation or regulatory requirement of any governmental authority, monetary agency or central bank requires any such deduction to be made from any such payment, then the sum due from the Borrower to the Lender in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction, the Lender receives a net sum equal to the sum which it would have received had no such deduction required to be made. Furthermore, the Borrower will indemnify the Lender against any loss or cost incurred by reason of any failure on its part to make any such deduction or withholding.

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7)       Repayment

         Advances under the present Facility Agreement shall be repaid on the earlier of the two following dates:

         - the date on which the medium long term Facility of USD 80 million (see under clause 8 below) is drawn down,

         - June 30th, 1998.

8)       Condition Precedent

         The Facility under this Agreement shall become available to the Borrower upon receipt:

         a) by the Lender of the copy of the present letter duly signed on behalf of the Borrower for agreement;

         b) by the Lender of a Comfort Letter - a copy of which is attached hereto as Annex 1 - released by Ansaldo Trasporti SpA; the Borrower shall provide the Lender with a Comfort Letter - in the form attached hereto as Annex 2 - released by Finmeccanica SpA;

         c) by Cofiri SpA Rome of an irrevocable appointment as Arranger for a 3/5 years committed Facility up to an aggregate amount of USD 80 million, including a USD 60 million multicurrency credit line and a line of USD 20 million for issuance of stand-by and commercial letters of credit.

9)       Undertakings

         The Borrower undertakes with the Lender that, from the date of this Agreement and so long as any monies are owing thereunder, it will:

         a. promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Agreement and, without limiting the generality of the foregoing, will inform the Lender of any Event of Default or any event which with the giving of notice or lapse of time or both would constitute an Event of Default forthwith upon becoming aware thereof;

         b. send to the Lender a copy of every balance sheet, profit and loss account, report, notice or public document of the kind, in each case at the time of issue thereof or (in the case of audited financial statements) as soon as practicable.

10)      Events of Default

         There shall be an Event of Default if:

         a. the Borrower fails to pay any sum payable by it under this Agreement on its due date; or

         b. the Borrower commits any breach of or omits to observe any of its obligations or undertakings under this Agreement (other than failure to pay any sum when due) and in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been

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                  taken within 15 days of the Lender notifying the Borrower of such default and of such required action; or

         c. any representation or warranty made or deemed to be made by or in respect of the Borrower pursuant to this Agreement or in any notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect in any material respect; or

         d. any indebtedness of the Borrower is not paid when due or, by reason of breach or default under the terms of any instrument evidencing or guaranteeing the same on the part of the Borrower, becomes due or capable of being declared due prior to the date when it would otherwise have become due whether or not such breach or default shall be waived by the person to whom the same is payable, or any guarantee or indemnity given by the Borrower in respect of indebtedness is not honoured when due and called upon; or

         e. the Borrower suspends or ceases or threatens to suspend or cease to carry on its business as at the date of this Agreement or enters into any unrelated business; or

         f. any other event occurs or circumstance arises which, in the opinion of the Lender, is likely materially and adversely to affect the ability of the Borrower to perform all or any of its respective obligations under or otherwise to comply with the terms of this Agreement; or

         g. it becomes unlawful for the Borrower to perform any or all of its obligations under this Agreement; or

         h. Ansaldo Trasporti SpA ceases to own (directly or indirectly) at least 51% of the issued share capital of the Borrower.

         The Lender may, at any time after the occurrence of an Event of Default by notice to the Borrower declare that the Advances and all interest and all other sums payable under this Agreement have become due and payable, whereupon the same shall immediately, or in accordance with such notice, become due and payable.

11)      Indemnities

         The Borrower shall pay to the Lender on demand an amount sufficient to indemnify the Lender, without prejudice to any of its other rights under this Agreement, against any loss or expense which the Lender shall certify as sustained or incurred by it as a consequence of (i) any default in payment by the Borrower of any sum under this Agreement when due, (ii) the occurrence of any Event of Default.

         The Borrower shall pay all stamp, documentary, registration or other duties of the kind (including any duties payable by the Lender) imposed on or in connection with this Agreement and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties.

12)      Increased Costs

         If, by reason of (a) any change in law or in its interpretation or administration and/or (b)

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         compliance with any request from or requirement of any monetary of fiscal agency or central bank or authority of any nature without limitation, the Lender incurs a cost as a result of its having entered into and/or performing its obligations under this Agreement, then such increase in costs as the Lender shall certify to the Borrower shall be for the Borrower's account.

         The Lender will forthwith, after having been aware of such costs, advise the Borrower of the application of any such increase.

         The Lender retains the option, in the occurrence of any of the above and upon its first written demand, to request the repayment of the full amount of the principal, interest and any other cost incurred by us under the Facility.

13)      Law and jurisdiction

         This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

         Nothing contained in this Clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

14)      Miscellaneous

         Every notice, request, demand or other communication shall be sent:

         1.       to the Borrower at:
                  Ansaldo Signal N.V.
                  Strawinskylaan 3051
                  1077 ZX Amsterdam

         2.       to the Lender at:
                  Cofiri SpA
                  Amsterdam Branch
                  Strawinskylaan 3105 7th floor
                  1077 ZX Amsterdam

         or such other address or telex number as is notified by one party to the other party under this Agreement.

         No failure or delay on the part of the Lender to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in

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         this Agreement are cumulative and are not exclusive of any remedies provided by law.

         All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in English or Italian.

         No amendment to this Agreement shall be effective unless and until made in writing and signed by the Lender and the Borrower.



         Yours faithfully;

         Agreed by Ansaldo Signal N.V.:        COMPAGNIA FINANZIAMENTI E
                                               RIFINANZIAMENTI COFIRI SpA
                                               Amsterdam Branch


         /s/James Sanders                      /s/ Illegible


                                               ABM Trustcompany (Nederland) B.V.

                                               /s/ Illegible
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                             [Letterhead of COFIRI]


                                                                   23 April 1998
                                                                         0528/CH

Ansaldo Signal N.V.
Schiphol Boulevard 267
1118 DW Schiphol
The Netherlands

Re: USD 30,000,000 Credit Facility Agreement (the "Loan Agreement") dated 22nd December 1997; Ansaldo Signal N.V. - Borrower; Cofiri S.p.A. Amsterdam Branch
- Lender

Dear Sirs:

With reference to the captioned Facility and following your letter dated 7th April 1998, we are pleased to confirm you that the "Facility Amount", as defined in Clause 3 of the Loan Agreement, is increased from USD 30 million to USD 50 million, subject to receipt by the Lender of:

a)       a copy of this letter duly signed by the Borrower;

b) a letter of Acknowledgment released by Ansaldo Trasporti S.p.A., in the form attached hereto as annex 1.

All other terms and conditions stated in the Loan Agreement remain in full force and effect.

Yours faithfully,


COMPAGNIA FINANZIAMENTI                        ABN Trustcompany (Nederland) B.V.
E REFINANZIAMENTI COFIRI S.p.A.
Amsterdam Branch

/s/ Illegible                                  /s/ Illegible



Encl.                                          /s/ James N. Sanders
                                                          23/4/98